Exhibit 99.3

ARTICLES OF ASSOCIATION

Of

MATRIX I.T. LTD.

In Accordance With

The Companies Law, 1999

1.       Name of the Company

The name of the Company is Matrix I.T. Ltd.

2.       Objectives and Purpose of the Company

The objectives of the Company are as set forth in the Memorandum of Association of the Company.

3.	Interpretation

3.1	Words which are in the singular form shall be deemed to include the plural form, and vice versa. Words which are in the masculine gender shall be deemed to include the feminine gender, and vice versa.

3.2	Other than if these Articles include specific definitions for certain terms, each word and phrase in these Articles shall have the meaning given to them in the Companies Law, 1999 (in these Articles: the "Companies Law"), unless this contradicts the stated subject or its content.

3.3	For the avoidance of doubt, it is understood that in regard to subjects regulated in the Companies Law in such manner that the arrangements in their respect may be stipulated in the Articles, and these Articles do not contain provisions that differ from the provisions of the Companies Law in their respect – the provisions of the Companies Law shall apply.

4.       Share Capital of the Company and Rights Attaching to the Shares

4.1	The registered share capital of the Company shall be NIS 100,000,000 divided into 100,000,000 Ordinary Shares of NIS 1.00 par value each.

4.2	The Ordinary Shares shall confer upon the holders thereof:

4.2.1	An equal right to participate and vote in General Meetings of the Company, whether they be Annual Meetings or Special Meetings, and each of the shares of the Company shall entitle the holder thereof, such holder being present at the Meeting and participating in the vote in person, by proxy or by voting deed, to one vote;

4.2.2	An equal right to participate in a distribution of dividends, whether in cash or in bonus shares, in the distribution of assets or any other distribution, pro rata to the par value of shares held by them;

4.2.3	An equal right to participate in the distribution of the surplus assets of the Company upon its liquidation, pro rata to the par value of the shares held by them.

4.3	The Board of Directors may issue shares and other securities, convertible or exercisable into shares, up to the limit of the registered share capital of the Company. For the purpose of calculating the limit of the registered share capital, convertible securities or securities exercisable into shares shall be deemed to have been converted or exercised on the date of issue thereof.

5.       Limitation of Liability

The liability of the Shareholders for the debts of the Company shall be limited to the full amount (par value plus premium) they were required to pay to the Company for the shares and which has not yet been paid by them.

6.	Jointly-Held Shares and Share Certificates

6.1	A Shareholder who is registered in the Register of Shareholders is entitled to receive from the Company, gratis, within a three-month period after the allotment or registration of the transfer, one share certificate imprinted with the Company stamp with respect to all shares registered in his name, which shall enumerate the number of shares, or, if the Board of Directors shall so approve (after he has paid the sum determined by the Board of Directors), a number of share certificates with respect to the shares registered in his name. In the case of a jointly-held share, the Company shall issue one share certificate to all joint owners of the share, and delivery of the said certificate to the owner whose name is listed first in the Register of Shareholders shall be deemed delivery to all joint owners.

Each share certificate shall bear the signatures of two Directors or the signatures of one Director and the Company Secretary, together with the Company stamp.

6.2	A share certificate which has been mutilated, defaced or lost may be renewed subject to the submission of such proof and guarantees as required by the Company from time to time.

7.       Company's Remedies with Respect to Shares which Are Not Fully Paid-Up

7.1	Where the consideration which a Shareholder has undertaken to pay to the Company for his shares has not been delivered, in whole or in part, on the date and under the conditions determined in the terms and conditions of allotment of his shares and/or in the payment call described in clause 7.2 below, the Company many, pursuant to a resolution of the Board of Directors, forfeit the shares which consideration was not paid in full. The shares shall be forfeited, provided, however, that the Company has sent the Shareholder written notice of its intention to forfeit his shares within at least 7 days from the date of receipt of such notice if the payment is not made within the period prescribed in the notice.

The Board of Directors may, at any and all times prior to the date whereon a forfeited share was sold, re-allotted or otherwise transferred, rescind the forfeiture under such terms and conditions as it deems fit.

The forfeited shares shall be held by the Company as dormant shares or shall be sold to another. In the case of resale, the Board of Directors may appoint a person who shall sign the deed of transfer of the share which was sold, and procure that the buyer's name is entered in the Register of Shareholders as a Shareholder.

7.2	If, in accordance with the terms and conditions of a share issue no date is prescribed for the payment of any part of the price payable for the shares, the Board of Directors may from time to time make calls of Shareholders in respect of sums not yet paid for the shares held by them, and each Shareholder shall be bound to pay to the Company the amount of the call on the date determined as aforesaid, plus interest at the rate determined by the Board of Directors and any and all expenses incurred by the Company to procure the payment of such sum, provided, however, that he shall have received 14 days' notice of the date and venue for payment ("Payment Call"). The notice shall state that failure to make payment on the date determined or prior thereto at the specified location may lead to forfeiture of the shares in which respect payment was called. A Payment Call may be cancelled or postponed to a different date, all as the Board of Directors shall decide.

7.3	Unless determined otherwise in the terms and conditions of the share allotment, a Shareholder shall not be entitled to receive a dividend or to use any right as a Shareholder in respect of shares which have not been fully paid-up.

7.4	Joint owners of a share shall be jointly and severally liable for payment of the sums owed to the Company in respect of the said share.

7.5	The provisions of this clause shall not derogate from any other relief available to the Company against a Shareholder who has not paid his debt to the Company in respect of his shares.

8.       Share Transfers

8.1	Shares of the Company which are fully paid-up may be transferred without limitation and without the approval of the Board of Directors being required.

8.2	A share transfer must be made in writing and shall not be registered unless –

8.2.1	A proper share transfer deed is delivered to the Company at its registered office, together with the certificates of the shares which are to be transferred, if issued. The transfer deed shall be signed by the transferor and by a witness authenticating the transferor's signature, and by the person receiving the shares and by a witness authenticating the transferee's signature; or

8.2.2	A court order for the amendment of the registration is delivered to the Company; or

8.2.3	It has been proved to the Company that the terms and conditions determined in the law for assignment of the right in and to the share have been met.

8.3	The transfer of shares which are not fully paid-up requires the approval of the Board of Directors, which may refuse to give its approval at its absolute discretion and without justification. Where the Board of Directors has refused to approve a share transfer, it shall inform the transferor thereof by no later than 30 days from the date of receipt of the transfer deed.

8.4	The transferee shall be deemed the owner of the transferred shares from the time his name is entered in the Register of Shareholders.

8.5	The Company may close its Share Transfer Books and Registers of Shareholders for such time as the Board of Directors deems fit, provided, however, that this shall not exceed a total of thirty (30) days each year and shall not take place in the 14 days preceding the record date for entitlement to vote at the General Meeting determined by the Board of Directors as provided in section 182 of the Companies Law. The Company shall give 7 days' notice of the closure of the abovementioned registers.

8.6	The Company shall be entitled to collect payment for registration of the transfer in the amount determined by the Board of Directors from time to time, which shall not exceed the sum of one hundred New Shekels in respect of the registration of one transfer deed.

9.	Modification of Share Capital

9.1	The General Meeting may increase the registered share capital of the Company by creating new shares of an existing or new class, all as determined by resolution of the General Meeting passed by an ordinary majority.

9.2	The General Meeting may cancel registered share capital that has not yet been allotted, provided, however, that there is no undertaking by the Company, including a conditional undertaking, to allot the shares.

9.3	The General Meeting may, subject to the provisions of the law:

9.3.1	Consolidate and re-divide its share capital or any part thereof into shares of greater par value than the par value of the existing shares;

9.3.2	By sub-dividing its existing shares, all or part thereof, divide its share capital, all or part thereof, into shares of lower par value than the par value of the existing shares;

9.3.3	Reduce its share capital and any capital redemption reserve fund in such manner and under such terms and conditions and upon the receipt of such approval, as required by the Companies Law.

10.       Modification of the Rights Attaching to Share Classes

10.1	For as long as it has not been determined otherwise in the terms and conditions of the share issue and subject to the provisions of the law, the rights of a share class may be modified after a resolution by the Board of Directors of the Company has been carried and with the approval thereof in the General Meeting of Shareholders of that share class, passed by an ordinary majority, or with the written agreement of all Shareholders of that class. The provisions of the Company's Articles with respect to General Meetings shall apply, mutatis mutandis, to a General Meeting of Class Shareholders.

10.2	The rights conferred upon the holders of shares of a particular class which were issued with special rights shall not be deemed to have been modified by the creation or issue of other shares pari passu, save and except if stipulated otherwise in the terms and conditions of issue of the said shares.

11.       General Meetings

11.1	General Meetings shall be convened at least once a year at the venue and on the date determined by the Board of Directors, but no later than 15 months after the last General Meeting. These General Meetings shall be called "Annual General Meetings". All other General Meetings of the Company shall be referred to as "Special Meetings".

11.2	The Board of Directors may convene a Special Meeting by resolution, and is required to convene a General Meeting where it receives a written request in accordance with the provisions of section 63 of the Companies Law.

11.3	Notice of the convening of a General Meeting shall be given at least twenty-one days prior to the convening thereof, or with shorter notice in accordance with the provisions of applicable law. The notice will include the agenda, the proposed resolutions and arrangements for voting in writing, as well as any and all information required by the provisions of the law.

11.4	The notice shall be posted on the Company’s website or published in any other manner permitted by law, as decided by the Board of Directors. The Company shall not be required to deliver a personal notice to each of the Shareholders registered in the Register of Shareholders of the Company.

11.5	The accidental omission to give notice of a Special General Meeting to a Shareholder entitled to receive such notice, or the non-receipt of such notice, shall not invalidate any resolution carried at that Meeting.

12.       Proceedings at General Meetings

12.1	Deliberations at the General Meeting shall not begin and no resolution shall be carried unless a quorum is present at the time of the commencement of deliberations or the vote on a resolution, as the case may be. A quorum is the presence of at least two Shareholders holding at least twenty-five (25) percent of the voting rights (including presence by proxy or voting deed) within half-an-hour of the time appointed for the Meeting.

12.2	If a quorum is not present at a General Meeting after half-an-hour has elapsed from the time appointed for the Meeting, the Meeting shall stand adjourned to the same day, time and venue in the following week, or to a later date if so stated in the invitation to the Meeting or notice of the Meeting (the "Adjourned Meeting").

12.3	The quorum for the commencement of the Adjourned Meeting shall be two Shareholders (including presence by proxy or voting deed).

12.4	The Chairman of the Board of Directors or other person appointed by the Board of Directors for such purpose shall serve as Chairman of the General Meeting. If the Chairman of the Board of Directors is not present at the Meeting within 15 minutes from the time appointed for the Meeting, or should he refuse to chair the Meeting, the Chairman shall be elected by the General Meeting.

12.5	A General Meeting at which a quorum is present may decide to adjourn the Meeting to a different date and to the venue it shall determine.

13.        Voting at the General Meeting

13.1	A Shareholder of the Company shall be entitled to vote at General Meetings, in person or by proxy or by voting deed.

13.2	Shareholders who are entitled to participate and vote at General Meetings are the Shareholders on the date determined by the Board of Directors in the resolution to convene a General Meeting and subject to applicable law.

13.3	In each vote, each Shareholder shall have a number votes as per the number of shares held by him.

13.4	Resolutions at a General Meeting shall be adopted by an ordinary majority, unless a different majority is determined in the Companies Law or in these Articles.

13.5	All proposed resolutions submitted to the Meeting shall be adopted by way of a poll.

13.6	[Omitted]

13.7	The announcement by the Chairman that a resolution has been adopted unanimously or by a certain majority, or has been rejected, or has not been adopted by a certain majority, shall constitute prima facie evidence of the content thereof.

13.8	In the event of a tie vote, the Chairman of the Meeting shall not have a second or casting vote, and the resolution put to the vote shall be rejected.

13.9	Shareholders of the Company may vote at a General Meeting via a voting deed wherever this is required by law or determined in the convening notice for the meeting.

13.10	A Shareholder may state how he will vote in the voting deed and deliver it to the Company up to 48 hours before the time appointed for the Meeting. A voting deed wherein a Shareholder has stated how he will vote, which has reached the Company 48 hours before the time appointed for the meeting (with respect to an Adjourned Meeting – 48 hours before the time appointed for the Adjourned Meeting), shall be deemed presence at the meeting, including for the purpose of the presence of a quorum as provided in clause 13.1 above; however, the Chairman of the Meeting may waive this requirement with respect to a particular meeting.

13.11	Proxies shall be appointed in writing and the instrument signed by the appointer (hereinafter: "Deed of Proxy"). A corporation shall vote through its representatives, who shall be appointed in a document duly signed by the corporation (hereinafter: "Deed of Appointment").

13.12	Voting in accordance with the terms and conditions of the Deed of Proxy shall be legal even if prior thereto the appointer has passed or become incompetent, been liquidated, declared bankrupt, or has revoked the Deed of Proxy or has transferred the share in which respect it was given, save and except if written notice was received in the office, before the meeting, that the owner of the share had passed, become incompetent, been liquidated, declared bankrupt, or had revoked the Deed of Proxy or transferred the share as aforesaid.

13.13	The Deed of Appointment and Deed of Proxy or a copy certified by an attorney shall be deposited at the registered office of the Company at least forty-eight (48) hours prior to the time appointed for the Meeting or the Adjourned Meeting at which the person named in the document intends to vote; however, the Chairman of the Meeting may waive this requirement with respect to a particular meeting.

13.14	A Shareholder of the Company shall be entitled to vote in Meetings of the Company via a number of proxies who shall be appointed by him, provided, however, that each proxy shall be appointed with respect to different portions of shares held by the Shareholder. There shall be no prevention against each such proxy voting differently in Meetings of the Company.

13.15	If a Shareholder is legally incompetent he may vote via his board of trustees, guardian of his estate, natural guardian or other legal guardian, and they may vote themselves or by proxy or by voting deed.

13.16	Where two or more people or more are the joint owners of a share, the vote of the person whose name is listed first in the Register of Shareholders as the owner of that share, himself or by proxy, shall be accepted in a vote on any matter, and he may deliver voting deeds to the Company.

13.17	A Shareholder that is a corporation may, pursuant to a resolution of its board of directors or other management organ, empower by Deed of Appointment such person as it deems fit, whether or not he is a member of the corporation, to act as its proxy at any and all General Meetings of the Company in which the corporation is entitled to participate and to vote, and the person so authorized may act therein as a member of the Company as if he were an individual. A person holding a Deed of Appointment as aforesaid may appoint any other person as his proxy, whether or not the proxy is a member of the Company.

13.18	The Deed of Proxy and Deed of Appointment shall be valid for any and all Adjourned Meetings of the Meeting whereto they refer.

14.       The Board of Directors

The Board of Directors shall define Company policy and shall oversee the performance of the duties of the General Manager and his actions. The Board of Directors may apply any power of the Company which is not granted to another organ under the Companies Law or in these Articles.

15.	Appointment of Directors and Termination of Office of Directors

15.1	The number of Directors of the Company (including external Directors) shall be determined by the Annual General Meeting from time to time, provided, however, that it shall be no less than four and no more than eleven Directors.

15.2	At least two Directors shall be external Directors, as they are defined in the Companies Law.

15.2A	The percentage of independent Directors shall be as set forth below, as the case may be:

(1)	To the extent that there is no controlling shareholder or holder of a controlling block in the Company (in this clause – Controlling Shareholder) – the majority of members of the Board of Directors shall be independent Directors;

(2)	To the extent that there is a Controlling Shareholder of the Company – at least one-third of the members of the Board of Directors shall be independent Directors.

15.3	The Directors of the Company shall be appointed at an Annual Meeting and/or Special Meeting, and shall hold office until the end of the next Annual Meeting or until they cease to hold office pursuant to the provisions of these Articles or by law.

15.4	In addition to the provisions of clause 16.3 above, the Board of Directors may appoint a Director in lieu of a Director whose office has fallen vacant and/or as an additional Director, subject to the maximum number of Directors on the Board of Directors as set forth in clause 16.1 above. A resolution in writing by the Board of Directors on the appointment of a Director shall be valid until the next Annual Meeting or until he ceases to hold office in accordance with the provisions of these Articles or by law. The appointment of a Director appointed pursuant to the provisions of this clause may be revoked by ordinary resolution of the Board of Directors.

15.5	Subject to the provisions of any law which may not be stipulated, a Director whose term of office has ended may be re-elected.

15.6	The office of a Director shall begin on the date of his appointment or on a later date, if such date is determined in the resolution for appointment.

15.7	The Board of Directors shall appoint one of their number as Chairman of the Board of Directors. If no Chairman is appointed, or if the Chairman of the Board of Directors is not present at the Meeting within 15 minutes from the time appointed for the Meeting, the Directors who are present shall appoint one of their number to chair that Meeting, and the person so elected shall preside over the Meeting and sign the minutes of the discussion.

15.8	The General Meeting may, at any and all times, remove any Director from office prior to the termination of his term of office, whether the Director was appointed by the General Meeting under clause 16.3 above or whether he was appointed by the Board of Directors under clause 16.4 above, provided, however, that the Director has been given a reasonable opportunity to present his position to the General Meeting.

15.9	Where the office of a Director has fallen vacant, the remaining Directors may continue to act for as long as their number has not fallen below the minimum number of Directors determined in these Articles. Where the number of Directors has fallen below the above minimum, the remaining Directors may act exclusively to fill the seat of the Director which has fallen vacant as provided in clause 16.4 above or to summon a General Meeting of the Company, and until such General Meeting is convened they may act to carry on the business of the Company only with respect to matters which cannot be postponed.

15.10	Any member of the Board of Directors who is not an external Director may appoint a substitute (hereinafter: "Alternate Director"). A person who is not competent to hold the office of a Director may not be appointed nor serve as an Alternate Director, as well as a person holding the office of Director or Alternate Director.

An Alternate Director shall be appointed or removed from office in a written instrument signed by the Director who had appointed him; however, in any case the office of an Alternate Director shall be terminated should any of the circumstances set forth in the paragraphs contained in clause 16.11 below befall him, or if the office of the Director whom he serves as substitute should fall vacant for any reason.

An Alternate Director shall be deemed tantamount to a Director and all provisions of the law and of these Articles shall apply to him, save and except for the provisions with respect to the appointment and/or dismissal of a Director set forth in these Articles.

15.11	An Alternate Director shall not be entitled to vote in lieu of his appointer in any meeting of the Board of Directors or of a committee of the Board of Directors, at which the Director who appointed him is present in person.

15.12   (1) The office of a Director shall fall vacant in the cases enumerated in the Companies Law.

(2)	Upon his death, or if he is declared bankrupt, and if he is a corporation – has resolved to voluntarily wind up its affairs and dissolve, or a winding-up order has been issued against it.

(3)	Has been declared insane or legally incompetent.

16.       Meetings of the Board of Directors

16.1	The Board of Directors shall convene according to the Company's needs and at least once in three (3) months.

16.2	The Chairman of the Board of Directors may convene the Board of Directors at any and all times and shall be obliged to convene it in the cases set forth in section 89 of the Companies Law, in accordance with the provisions of that section.

16.3	Notice of a meeting of the Board of Directors shall be given to all members thereof at least twenty-four (24) hours prior to time appointed for the meeting. Notice of a meeting of the Board of Directors may be given orally, by telephone, in writing (including by facsimile transmission or email). The notice shall be delivered to the Director's address, given to the Company in advance, and shall state the date, time and venue of the meeting, as well as reasonable details of all items on the agenda.

A Director who is regularly out of the country shall not be entitled, during his absence, to receive notices of the convening of meetings of the Board of Directors, on condition that if the absent Director has appointed an Alternate Director pursuant to these Articles, notice shall be sent to such Alternate Director. Notwithstanding the foregoing, the Board of Directors may convene without notice with the consent of all Directors.

16.4	The quorum for a meeting of the Board of Directors shall be deemed present if the majority of members of the Board of Directors are present (or represented by an Alternate Director). Where a quorum is not present after half-an-hour has elapsed from the time appointed for the meeting, the meeting shall stand adjourned to a different date as decided by the Chairman of the Board of Directors, or in his absence, by the Directors present at the meeting convened, provided that twenty-four (24) hours' notice of the adjourned meeting is given to all Directors. The quorum for conducting business at an adjourned meeting shall be no less than two Directors.

16.5	Resolutions of the Board of Directors shall be adopted by a majority of votes of the Directors present.

16.6	A resolution in writing signed by all Directors, or whereto the Directors have agreed in writing; and a resolution adopted via the media – provided, however, that all participating Directors are able to hear each other simultaneously – shall be as valid for all purposes as a resolution adopted by a meeting of the Board of Directors which was duly convened.

16.7	The Board of Directors may carry resolutions without actually convening, provided, however, that all Directors entitled to participate in discussions and to vote on the subject have agreed thereto. Where resolutions are adopted as provided in this clause, the Chairman of the Board of Directors shall keep minutes of the resolutions.

16.8	In the case of a tie vote, the Chairman of the Board of Directors shall not have an additional or casting vote, and the resolution put to the vote shall be rejected.

17.	Committees of the Board of Directors

17.1	The Board of Directors may establish committees and appoint members to such committees from among its members (hereinafter: "Committee/s of the Board of Directors"). Where Committees of the Board of Directors have been established the Board of Directors shall, in the terms and conditions of their empowerment, determine whether certain powers of the Board of Directors shall be delegated to a Committee of the Board of Directors, in such manner that a resolution by the Committee shall be deemed a resolution by the Board of Directors, or whether a resolution by the Committee shall be within the bounds of a recommendation only, which is subject to approval by the Board of Directors, provided, however, that no powers of resolution shall be delegated to a Committee on the subjects set forth in section 112 of the Companies Law, other than as determined in that section.

17.2	Meetings and discussions of all Committees of the Board of Directors comprising two or more members shall be governed by the provisions contained in these Articles with respect to meetings of the Board of Directors and voting therein, mutatis mutandis and subject to the resolutions of the Board of Directors relating to the proceedings for Committee meetings (if there are any such resolutions).

17.3	A Committee of the Board of Directors may comprise one Director (provided that he is an external Director, in its meaning in the Companies Law) or several Directors (provided that one of them is an external Director).

18.	General Manager

The Board of Directors of the Company shall appoint a General Manager and may appoint more than one General Manager. The General Manager shall be responsible for the day-to-day management of the Company's business in the framework of policies defined by the Board of Directors and subject to its instructions.

19.	Insurance, Indemnification and Exemption

19.1	The Company may indemnify its officers post factum against a liability or expense as set forth in paragraphs 19.1.1-19.1.7 below, imposed upon him or expended by him due to an act performed in his capacity as an officer of the Company:

19.1.1	A financial liability imposed upon him in favor of another person by judgment, including a judgment awarded in a settlement or an arbitration award approved by the court;

19.1.2	Reasonable litigation expenses, including attorney's fees, expended by the officer as a result of an inquiry or proceeding conducted against him by a competent authority empowered to conduct same, which was concluded without the filing of an indictment against the officer and without any financial penalty being imposed upon him in lieu of a criminal proceeding, or which was concluded without the filing of an indictment against him but with the imposition of a financial liability in lieu of a criminal proceeding in respect of an offense which does not require proof of criminal intent or in connection with a financial sanction. In this context: "Conclusion of a proceeding without the filing of an indictment in a case in which a criminal proceeding was instituted" and "financial penalty in lieu of a criminal proceeding" – in their meaning in section 260(a)(1a) of the Companies Law, as amended from time to time;

19.1.3	Reasonable litigation expenses, including attorney's fees, which the officer expended or was obligated to expend by the court, in a proceeding filed against the officer by the Company or on behalf of the Company by another person, or in a criminal charge of which the officer was acquitted or in a criminal charge of which the officer was convicted, which does not require proof of criminal intent;

19.1.4	As a result of payment to a party injured by the violation as part of an administrative enforcement proceeding, as set forth in section 52(54)(a)(1)(a) of the Securities Law, 1968, as amended from time to time (the "Securities Law");

19.1.5	Costs expended by an officer in connection with an administrative enforcement proceeding conducted in his case, including reasonable litigation expenses, which include attorney's fees;

19.1.6	Costs expended by an officer in connection with a proceeding conducted in his case under the Economic Competition Law, 1988, including reasonable litigation expenses, which include attorney's fees;

19.1.7	Any other obligation or expense in which respect the liability of an officer may be indemnified, at present and/or in the future, under applicable law as amended from time to time.

19.2	The Company may undertake in advance to an officer to indemnify him in respect of a liability or expense as set forth in clause 19.1 above, in any of the following:

(a)	As set forth in clause 19.1.1, provided, however, that the liability shall be limited to events which, in the opinion of the Board of Directors, are expected in light of the Company's actual activity at the time of grant of the indemnification undertaking, and to the sum or criterion which the Board of Directors determined to be reasonable in the circumstances, and that the indemnification undertaking shall state the events which, in the opinion of the Board of Directors, are expected in light of the Company's actual activity at the time of grant of the indemnification undertaking and the sum or criterion which the Board of Directors determined to be reasonable in the circumstances;

(b)	As set forth in clauses 19.1.2-19.1.7;

In any event, the amount of indemnification which the Company shall pay (in addition to sums which shall be received from the insurer, if received, under the insurance purchased by the Company) to all officers of the Company cumulatively shall not exceed 25% of the Company's equity pursuant to its most recent financial statements at the time of actual payment of the indemnification.

19.3	The Company may enter into a contract to insure the liability of an officer of the Company in respect of an obligation imposed upon the officer and/or in respect of costs expended or which shall be expended by the officer as a result of an action performed by him in his capacity as an officer of the Company, in any of the following:

19.3.1	Breach of the duty of care to the Company or to another person;

19.3.2	Breach of the duty of loyalty to the Company, provided, however, that the officer acted in good faith and had reasonable grounds to assume that the action in question would not be detrimental to the interests of the Company;

19.3.3	A financial liability imposed upon him in favor of another person;

19.3.4	A financial liability imposed upon the officer in favor of a party injured by the violation as part of an administrative enforcement proceeding, as set forth in section 52(54)(a)(1)(a) of the Securities Law;

19.3.5	Costs expended or which shall be expended by an officer in connection with an administrative enforcement proceeding conducted in his case, including reasonable litigation expenses, which include attorney's fees;

19.3.6	Costs expended or which shall be expended by an officer in connection with a proceeding conducted in his case under the Economic Competition Law, 1988 and/or in connection therewith, including reasonable litigation expenses, which include attorney's fees;

19.3.7	Any other obligation or expense in which respect the liability of an officer may be indemnified, at present and/or in the future, under applicable law as amended from time to time.

19.4	The Company may engage in a contract to insure the liability of any person, including an officer of the Company, who holds or held office on behalf of the Company or at its request as a director of another company in which the Company holds shares, directly or indirectly, or in which the Company has an interest, as a result of liability imposed upon him as set forth in clause 19.3 above and subject to the limitations in clause 20.3 above in connection with an action he performed in his capacity as a director of such other company.

19.5	The provisions of this clause 19 above shall not derogate from the Company's right to insure and/or indemnify any person who is not an officer of the Company, including and without derogating from the generality of the foregoing, any and all employees, agents, consultants or contractors of the Company who are not officers of the Company; and/or any officer of the Company, to the extent that such insurance and/or indemnification are permitted by law; all subject to such resolution being approved by the Audit Committee of the Company.

19.6	Subject to the provisions of applicable law, the Company may, in advance and in retrospect, exempt an officer from all or part of his liability for damage caused as a result of the breach of the duty of care to the Company. Notwithstanding the foregoing, the Company may not exempt a Director in advance from his liability to the Company as a result of the breach of the duty of care in a distribution or in connection with a resolution or transaction in which the controlling shareholder or any officer of the Company (including an officer other than the officer being granted the deed of exemption) has a personal interest.

20.	Auditor

20.1	The Annual Meeting shall appoint an auditor for the Company. The auditor shall hold office until the end of the next Annual Meeting or for a longer period as determined by the Annual Meeting, provided, however, that his term of office shall not be extended beyond the end of the third Annual Meeting after the Meeting in which he was appointed.

20.2	The auditor's fee for performing the audit shall be determined by the Board of Directors.

21.	Signing in the Name of the Company

21.1	The signing rights in the Company's name shall be determined from time to time by the Board of Directors of the Company.

21.2	The signatory in the Company's name shall place his signature together with the imprint of the Company's seal or alongside its printed name.

22.	Dividends and Bonus Shares

22.1	A resolution by the Company to distribute a dividend and/or bonus shares shall be adopted by the Board of Directors of the Company.

22.2	Shareholders who are entitled to a dividend are the Shareholders on the date of the resolution regarding the dividend or on a later date, if another date is determined in the resolution on the distribution of the dividend.

22.3	Cash dividends and bonus shares shall be paid or distributed, as the case may be, to the holders of the shares pro rata to the par value, the amount paid up or deemed to be paid up on their shares, irrespective of any premium paid.

22.4	Unless determined otherwise by the Board of Directors, all dividends may be paid by cheque or payment order sent by mail to the address of the Shareholder or of the party entitled thereto, or, in the case of registered joint owners, to the Shareholder whose name is listed first in the Register of Shareholders with respect to the joint ownership. Any and all such cheques shall be made to the order of the person to whom they are sent. A receipt from a person who, on the date the dividend was declared, is registered in the Register of Shareholders as the owner of any share, or, in the case of joint owners, from one of the joint owners, shall serve as confirmation regarding all payments made in respect of that share and in which respect the receipt was received.

22.5	For the purpose of performing any and all resolutions pursuant to the provisions of this clause, the Board of Directors may settle any difficulty that may arise with respect to the distribution of the dividend and/or bonus shares as it deems fit, including to determine the value of certain assets for the purpose of such distribution and to decide that payments in cash shall be made to members on the basis of the value so determined, and to determine instructions with respect to share fractions or to the non-payment of sums below NIS 200.

22.6	The Board of Directors may withhold a dividend or bonus shares or other benefit rights relating to a share in which respect the Company has a lien, and use any such sum or the consideration which shall be received from the sale of any bonus shares or other benefit rights to clear the debts or liabilities in which respect the Company has a lien.

22.7	The Board of Directors may deduct from any dividends or other benefit rights all such sums which the holder of a share in which respect the dividend is paid or other bonus rights are awarded owes to the Company in respect of such share, whether or not payment has fallen due.

22.8	Dividends or other benefit rights in respect of shares shall not bear interest.

23.	Redeemable Securities

The Company may, subject to the law, issue redeemable securities under the terms and conditions determined by the Board of Directors.

24.	Contributions

The Company may contribute a reasonable sum to a worthy cause.

25.	Accounts

25.1	The Company shall keep books of account and prepare financial statements in accordance with the Securities Law and all laws.

25.2	The books of account shall be kept in the registered office of the Company or in such other location as the Directors deem fit, and shall at all times be open for inspection by the Directors.

26.	Notices

26.1	Subject to applicable law, notices or any other documents furnished by the Company, which it is entitled or required to furnish pursuant to the provisions of these Articles and/or the Companies Law, shall be furnished by the Company by way of posting on the Company’s website, via the Israel Securities Authority’s distribution site, or in any other manner determined by the Board of Directors, which is permitted by law.

26.2	Where a certain number of days' notice is required to be given, or in the case of a notice that is valid for a certain period, the date of delivery shall be included in the number of days or the period, subject to the provisions of applicable law.

27.	Approval of a Transaction that is not an Extraordinary Transaction

Subject to the provisions of the Companies Law, a transaction between the Company and an officer of the Company and a transaction between the Company and another person, in which an officer of the Company has a personal interest and is not an extraordinary transaction, requires the approval of the Board of Directors or of another party authorized by the Board of Directors for this purpose.

28.	Modification of the Articles

These Articles may be modified by a Shareholder resolution carried by an ordinary majority in the General Meeting.